Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Del Frisco’s Restaurant Group, Inc.:

We consent to the use of our reports dated March 27, 2018, with respect to the consolidated balance sheets of Del Frisco’s Restaurant Group, Inc. and subsidiaries (the “Company”) as of December 26, 2017 and December 27, 2016, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 26, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 26, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 27, 2018, on the effectiveness of internal control over financial reporting as of December 26, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 26, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness related to the operating effectiveness of the Company’s control over the accounting for a non-routine transaction, specifically for a sale leaseback transaction related to property and equipment.

/s/ KPMG LLP

Dallas, Texas

June 27, 2018